Exhibit 23.2

November 14, 2024

VIA EDGAR

United States Securities and Exchange Commission

Dear Sirs/Mesdames:

Re:	Solaris Resources Inc. (the “Company”)
Form S-8 - Consent of Expert

In connection with the Company’s registration statement on Form S-8 (the “Registration Statement”), I, Mario E. Rossi, P. Geo, of GeoSystems International Inc., hereby consent to being named as a qualified person, as defined in National Instrument 43-101 – Standards of Disclosure for Mineral Projects, in the Registration Statement, including the documents incorporated by reference therein, and to the use of my name in connection with references to my involvement in the preparation of the technical report entitled “Mineral Resource Estimate Update NI 43-101 Technical Report Warintza Project, Ecuador” with an effective date of July 1, 2024 and a report date of September 5, 2024 (the “Technical Report”) and to references to the Technical Report, or portions thereof, in the Registration Statement, including the documents incorporated therein by reference, and to the inclusion of information derived from those sections of the Technical Report that I am responsible for preparing, in the Registration Statement, including the documents incorporated therein by reference.

Yours truly,

/s/ Mario E. Rossi
Mario E. Rossi, P. Geo
GeoSystems International Inc.